Exhibit 5.1

SRK law Offices
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Phone. 972-8-9360999, Fax. 972-8-9366000
Hamada 12, Rabin Science Park, Rehovot, Israel www.kronengold.com


                                December 29, 2006



VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:  Shopper's Wallet, Inc.; Form SB-2 Registration Statement

Ladies and Gentlemen:

     We refer to the above-captioned registration statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Shopper's Wallet, Inc., a Nevada corporation ("Company"), with the Securities and Exchange Commission.

     We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

     Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.


/s/ SRK Law Offices
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